Exhibit 99.1

Quotient Limited Provides Fourth Quarter and Full Year Fiscal 2021 Results and provides Business Update

•	New Chief Technology Officer (CTO) appointed to accelerate innovation and further strengthen organizational capabilities
•	Continuing robust progress in advancing the MosaiQ transfusion diagnostics menu
•	Actively preparing for commercialization of MosaiQ products through planned evaluation placements in Europe
•	Exploring potential partnerships across a broad range of applications for the multimodal and multiplexing MosaiQ by Quotient system
•	Continued strong Alba by Quotient revenues with high single digit growth in Q4 FY21, exceeded full-year guidance
•	Further strengthened cash position through private placement of Convertible Senior Notes

JERSEY, Channel Islands, June 1, 2021 (GLOBE NEWSWIRE) -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (Quotient or the Company), headquartered in Eysins, Switzerland, today reported its fourth quarter fiscal 2021 key achievements and summarized recent business developments.

Chief Technology Officer (CTO) - The Company has recruited Dr. Michael Hausmann, currently Senior Director Global R&D, Clinical Diagnostics Division, Thermo Fisher Scientific, to join Quotient as CTO in Q2 FY2022. Dr. Hausmann brings 24 years of experience in the in vitro diagnostics industry. He has extensive experience in R&D from leading multi-site technology and clinical applications and development programs at companies such as Abbott, bioMérieux and most recently, Thermo Fisher Scientific. As a new member of the executive leadership team, Dr. Hausmann will bring his expertise to advance Quotient’s technology transfer, assay development and commercial launch activities.

“We are delighted to welcome Michael to the Quotient team as our new CTO, a role to which he is perfectly suited. I’ve known Michael for a number of years, and I have seen the extent of his professional contributions and have followed his executive career progression. I’m confident that he’s the right person to further accelerate our innovation development strategy and take our team to the next level,” said Manuel O. Méndez, Chief Executive Officer of Quotient.

“Turning technology into clinical solutions that create medical and operational efficiency value for patients and customers, is a great passion of mine. I look forward to working with the teams in Edinburgh and Eysins and connecting with partners and customers. I am thrilled to join the Quotient organization and look forward to expanding the transfusion diagnostics offering, and accelerating market introductions of the multimodal, multiplexing MosaiQ technology, in immunohematology and beyond,” said Dr. Hausmann.

Michael holds a Ph.D. in Biology from the Max-Planck-Institute of Immunobiology and a MSc degree in Chemistry from Albert-Ludwigs-University in Freiburg, Germany.

MosaiQ by Quotient Solution – The Company continues to make significant progress toward commercialization of its transfusion diagnostics menu:

•

Immunohematology (IH): Optimization of the Expanded Immunohematology (IH) microarray has been completed and European field trials are set to commence in June 2021, to be followed shortly thereafter by US field trials. Qualification visits have been conducted at all sites and the MosaiQ multimodal multiplexing system has been installed at all trial locations in Europe and the US.

•

Serological Disease Screening (SDS): Development of the Expanded SDS microarray is ongoing and European and US Field Trials are expected to commence at the end of the current calendar year with a CE mark submission in Q1 FY2023. Initial SDS 510(k) submission is on-track to be submitted by year-end.

•

Molecular Disease Screening (MDS): The Company's internal testing suggests the MDS microarray will deliver a level of accuracy and sensitivity comparable to the most sensitive widely available molecular disease screening tests, using the flexible and efficient MosaiQ platform.

Commercial Readiness – The MosaiQ expanded IH microarray and the already CE marked Initial Serological Disease Screening (SDS) microarray are on track for European commercial launch at around year-end. Approximately twenty-five potential tenders in FY2022 and FY2023 have been identified and in anticipation of participating in those tenders the Company's commercial team has a target of conducting evaluations at a minimum of twelve sites by Q1 FY2023. The Company believes its commercial team has all the resources required to successfully execute the launch of these products.

“I’m excited about the progress our team has made to launch the MosaiQ solution. This is key as we expand our partnership with our customers to address their needs and contribute to optimizing the safety of the blood supply,” said Manuel O. Méndez, Chief Executive Officer of Quotient.

Applications Across Various Testing Market Segments – To leverage the power and flexibility of the MosaiQ multimodal multiplexing system, the Company is exploring new opportunities in various market segments, notably the clinical diagnostics and plasma diagnostics segments.

Alba by Quotient – The Alba by Quotient reagent business generated strong revenue growth during fiscal 2021, with product revenues growing 9.2% for the full year and 7.4% in the fourth quarter over fiscal 2020.

Financial position – The Company significantly strengthened its cash position with through a private placement of $95 million aggregate principal amount of its 4.75% Convertible Senior Notes due 2026. This transaction adds additional cash to Quotient’s balance sheet and provides additional flexibility to meet the funding requirements associated with the upcoming commercial launch of MosaiQ. The lead investor in this placement, Highbridge Capital Management, holds a significant equity position in the Company. The Company’s cash and cash equivalents and short term investments as at the end of May 2021 were approximately $168 million.

“The strengthening of our financial position allows us to expand our pipeline and fund our commercial endeavors,” said Manuel O. Méndez, Chief Executive Officer of Quotient.

As previously reported, in March 2021, two Credit Suisse Supply Chain Finance Funds in which the Company had invested cash reserves suspended redemptions and subsequently commenced liquidation. To date, 68.5% of the Company's aggregate investment has been recovered and $34.7m remains in the funds. The Company believes Credit Suisse should reimburse any loss the Company may incur on these investments, but Credit Suisse has not yet committed to do so. The Company has taken an impairment charge of $2.3 million in respect of its investment in the funds.

Fiscal Fourth Quarter and Full Year Financial Results

The Alba by Quotient product revenue growth for the fiscal year was driven by 9.5% growth in sales to original equipment manufacturer (OEM) customers, while direct product sales grew 8.7%. In the fourth quarter, gross margin on product sales was 45.8% compared to 45.6% in the fourth quarter of fiscal 2020, reflecting marginal improvements in sales mix. For fiscal year 2021 gross margin on product sales also improved year on year from 43.7% to 43.9%. Other revenues for the year ended March 31, 2021 arose from the recognition of an initial milestone payment of $7.5 million in respect of the development of a MosaiQ Microarray for the patient testing market. Other revenues in the year ended March 31, 2020 arose from the achievement of product development milestones on another development contract, which was completed during the year ended March 31, 2020.

Key revenue and profit results are summarized below (expressed in thousands, except percentages)

	Quarter Ended		Year Ended
	March 31,		March 31
	2021	2020	2021	2020
Revenue:
Product sales —OEM Customers	$6,470	$5,863	$23,224	$21,217
Product sales — direct customers and distributors	2,870	2,837	11,287	10,384
Product sales - MosaiQ	240	—	1,276	—
Other revenues	58	—	7,592	1,055
Total revenue	$9,638	$8,700	$43,379	$32,656

Product sales from standing orders (%)	64%	68%	67%	70%

Gross profit	$4,447	$3,964	$23,305	$14,856
Gross profit as a % of total revenue	46.1%	45.6%	53.7%	45.5%
Gross margin on product sales (%)	45.8%	45.6%	43.9%	43.7%
Operating (loss)	$(27,964)	$(21,469)	$(82,508)	$(80,691)

The operating loss for the quarter and the year ended March 31, 2021 included transition benefit costs in respect of the change in our Chief Executive Officer and the resignation of our Chief Operating Officer of $5.8 million.

Capital expenditures totaled $4.2 million in the year ended March 31, 2021, compared with $4.6 million in the year ended March 31, 2020.

At March 31, 2021, Quotient had available cash holdings and short-term investments of $111.7 million. These holdings include $53.2 million of investments held in two short-term investment funds with Credit Suisse Asset Management (CSAM) that are currently in the process of being liquidated. The remaining short-term investments to be liquidated are subject to significant valuation uncertainty. We have recognized an impairment of $2.3 million related to one of the funds invested with CSAM during March 2021. During April 2021, payments from these funds of $18.5 million were received. While the timing and amount of further payments are not clear at present we believe that it will receive the remaining distributions over the next fiscal year.

As at March 31, 2021 we had $162.1 million of debt and $8.7 million in an offsetting long-term cash reserve account.

Outlook for the Fiscal Year Ending March 31, 2022

•	Total product sales of Alba by Quotient reagents in the range of $35.5 to $36.5 million compared to product sales in fiscal 2020 of $34.5 million. No other revenues are expected.
•	Capital expenditures in the range of $5 to $10 million.
•	Average monthly cash use for operations in the range of $6 to $6.5 million
•	Alba by Quotient product sales in the first quarter of fiscal 2022 are expected to be within the range of $8.9 to $9.4 million, compared with $8.8 million for the first quarter of fiscal 2021.

The Company is not providing guidance on the operating loss.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell-based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

Conference Call

Quotient will host a conference call on Tuesday, June 1 at 8:00 a.m. Eastern Time to discuss its fourth quarter fiscal 2021 financial results. Participants may access the call by dialing 1-877-407-0784 in the U.S. or 1-201-689-8560 outside the U.S. The access code is 13719859. The conference call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through June 8, 2021 by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 outside the U.S. The replay access code is 13719859.

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and create operational cost savings to laboratories around the world. Quotient's operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the potential for using the Company’s MosaiQ technology to infectious disease diagnostics), current estimates of first quarter and full year fiscal 2022 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceedings; continued or worsening adverse conditions in the general domestic and global economic markets, including as a result of the global COVID-19 pandemic; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo, Quotient MosaiQ and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Peter Buhler, Chief Financial Officer – peter.buhler@quotientbd.com; +41 22 545 52 26

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)
	Year ended March 31,
	2021	2020	2019
Revenue:
Product sales	$35,787	$31,601	$28,665
Other revenues	7,592	1,055	469
Total revenue	43,379	32,656	29,134
Cost of revenue	(20,074)	(17,800)	(17,230)
Gross profit	23,305	14,856	11,904
Operating expenses:
Sales and marketing	(9,849)	(9,853)	(8,637)
Research and development, net of government grants	(54,168)	(53,744)	(50,677)
General and administrative expense:
Compensation expense in respect of share options and management equity incentives	(4,984)	(4,467)	(4,957)
Other general and administrative expenses	(36,812)	(27,483)	(26,588)
Total general and administrative expense	(41,796)	(31,950)	(31,545)
Total operating expense	(105,813)	(95,547)	(90,859)
Operating loss	(82,508)	(80,691)	(78,955)
Other income (expense):
Interest expense, net	(25,918)	(23,859)	(20,018)
Other, net	1,882	2,438	(6,369)
Other income (expense), net	(24,036)	(21,421)	(26,387)
Loss before income taxes	(106,544)	(102,112)	(105,342)
Provision for income taxes	(1,926)	(661)	(44)
Net loss	$(108,470)	$(102,773)	$(105,386)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$582	$(157)	$(123)
Unrealized gain (loss) on short-term investments	(898)	554	796
Foreign currency gain (loss)	(1,216)	(2,702)	1,964
Provision for pension benefit obligation	622	2,034	(887)
Other comprehensive loss, net	(910)	(271)	1,750
Comprehensive loss	$(109,380)	$(103,044)	$(103,636)
Net loss available to ordinary shareholders - basic and diluted	$(108,470)	$(102,773)	$(105,386)
Loss per share - basic and diluted	$(1.18)	$(1.44)	$(1.92)
Weighted-average shares outstanding - basic and diluted	91,637,966	71,610,035	54,874,391

Quotient Limited

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2021	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$45,673	$3,923
Short-term investments	65,999	116,871
Trade accounts receivable, net	5,323	5,402
Inventories	22,011	20,501
Prepaid expenses and other current assets	4,870	3,775
Total current assets	143,876	150,472
Restricted cash	9,024	9,017
Property and equipment, net	38,530	40,165
Operating lease right-of-use assets	22,011	21,493
Intangible assets, net	619	625
Deferred income taxes	255	237
Other non-current assets	4,956	4,454
Total assets	$219,271	$226,463
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,659	$4,826
Accrued compensation and benefits	11,833	7,210
Accrued expenses and other current liabilities	13,889	15,490
Current portion of long-term debt	24,167	—
Current portion of operating lease liability	3,446	3,033
Current portion of finance lease obligation	835	598
Total current liabilities	58,829	31,157
Long-term debt, less current portion	137,936	153,024
Operating lease liability, less current portion	20,907	19,914
Finance lease obligation, less current portion	445	1,117
Deferred income taxes	1,824	—
Defined benefit pension plan obligation	6,896	6,353
7% Cumulative redeemable preference shares	21,475	20,425
Total liabilities	248,312	231,990
Commitments and contingencies	—	—
Shareholders' equity (deficit):
Ordinary shares (nil par value) 101,264,412 and 80,398,326 issued and outstanding at March 31, 2021 and March 31, 2020 respectively	540,813	459,931
Additional paid in capital	38,116	33,132
Accumulated other comprehensive loss	(16,065)	(15,155)
Accumulated deficit	(591,905)	(483,435)
Total shareholders' equity (deficit)	(29,041)	(5,527)
Total liabilities and shareholders' equity (deficit)	$219,271	$226,463

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year ended March 31,
	2021	2020	2019
OPERATING ACTIVITIES:
Net loss	$(108,470)	$(102,773)	$(105,386)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and loss on disposal of fixed assets	8,620	12,276	12,767
Share-based compensation	4,984	4,467	4,957
Increase in deferred lease rentals	726	293	372
Swiss pension obligation	1,054	756	575
Amortization of deferred debt issue costs	9,079	7,043	5,908
Impairment of short term investments	2,285	—	—
Accrued preference share dividends	1,050	1,050	1,050
Income taxes	1,926	368	44
Net change in assets and liabilities:
Trade accounts receivable, net	568	(2,177)	(637)
Inventories	(475)	(4,967)	(93)
Accounts payable and accrued liabilities	(2,514)	2,456	370
Accrued compensation and benefits	4,039	1,218	1,121
Other assets	(454)	(656)	3,297
Net cash used in operating activities	(77,582)	(80,646)	(75,655)
INVESTING ACTIVITIES:
Increase in short-term investments	(87,247)	(95,000)	(119,000)
Realization of short-term investments	134,936	69,412	34,735
Purchase of property and equipment	(4,240)	(4,598)	(4,791)
Purchase of intangible assets	—	(2)	(3)
Net cash from (used in) investing activities	43,449	(30,188)	(89,059)
FINANCING ACTIVITIES:
Repayment of finance leases	(633)	(524)	(486)
Proceeds from drawdown of new debt	—	25,000	36,000
Debt issue costs	—	(874)	(1,216)
Fee paid to noteholders	—	—	(3,900)
Proceeds from issuance of ordinary shares and warrants	80,881	90,973	115,024
Net cash generated from financing activities	80,248	114,575	145,422
Effect of exchange rate fluctuations on cash and cash equivalents	(4,358)	(2,404)	5,690
Change in cash and cash equivalents	41,757	1,337	(13,602)
Beginning cash and cash equivalents	12,940	11,603	25,205
Ending cash and cash equivalents	$54,697	$12,940	$11,603
Supplemental cash flow disclosures:
Income taxes paid	$—	$—	$—
Interest paid	$17,529	$15,776	$11,838
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$45,673	$3,923	$4,096
Restricted cash	$9,024	$9,017	$7,507
Total cash, cash equivalents and restricted cash	$54,697	$12,940	$11,603